                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              BEMIS COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               BEMIS COMPANY, INC.





                                                                  March 18, 1997


Dear Stockholders:

The Annual Meeting of Bemis Company, Inc. will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Thursday, May 1, 1997, at 9:00 a.m. You are cordially invited to attend. Although the meeting itself is usually brief, there will be a report on Bemis results in 1996 and comments on the upcoming year. There is also ample opportunity both before and after the meeting to meet and talk informally with the directors and officers of the Company. We hope you are able to attend. Whether or not you can make the meeting, please take the time to vote your proxy.

On behalf of the Board of Directors and all Bemis employees, thank you for your continued support of, and confidence in, the Bemis Company.

                                   Sincerely,


                                   /s/ John H. Roe

                                   John H. Roe, III
                                   Chairman and Chief Executive Officer

                               BEMIS COMPANY, INC.

                            NOTICE OF ANNUAL MEETING

                                 OF STOCKHOLDERS

                             TO BE HELD MAY 1, 1997


The Annual Meeting of Stockholders of Bemis Company, Inc. will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Thursday, May 1, 1997, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

     1.   To elect three directors for a term of three years.

     2. To act upon a proposal to amend and restate the Company's Restated Articles of Incorporation.

     3. To act upon a proposal to approve the Bemis Company, Inc. 1997 Executive Officer Performance Plan.

     4. To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.

     5. To transact such other business as may properly come before the meeting.


Only stockholders of record at the close of business March 14, 1997 will be entitled to receive notice of and to vote at the meeting.

                                   By Order of the Board of Directors

                                   /s/ Scott W. Johnson

                                   Scott W. Johnson, Secretary

March 18, 1997


            PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                               BEMIS COMPANY, INC.
                       222 SOUTH NINTH STREET, SUITE 2300
                          MINNEAPOLIS, MINNESOTA  55402

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 1, 1997

                SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bemis Company, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on Thursday, May 1, 1997. The shares represented by all properly executed proxies received by the Company prior to the meeting and not revoked will be voted in accordance with the instructions of the stockholder. A proxy may be revoked by the person executing it at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

All costs of soliciting proxies will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses incurred by them. Proxies may be solicited personally, by mail, by telephone or by telegraph by directors, officers or other regular employees of the Company without remuneration other than regular compensation. The Company has engaged the firm of Morrow & Co., Inc. to assist in the proxy solicitation effort.

The mailing address of the principal executive offices of the Company is 222 South Ninth Street, Suite 2300, Minneapolis, Minnesota 55402. This proxy statement and the form of proxy which is enclosed are being mailed to stockholders commencing on or about March 18, 1997.


          RECORD DATE, OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Only stockholders of record at the close of business March 14, 1997 will be entitled to vote at the meeting. On March 1, 1997, the Company had outstanding 53,106,940 shares of Common Stock. Each share entitles the stockholder of record to one vote. In connection with the election of directors, stockholders may exercise cumulative voting.

As set forth below, at the meeting stockholders will elect a class consisting of three directors for a three-year term expiring in 2000. As provided by Missouri law and the Company's Bylaws, under cumulative voting each stockholder has the right in the election of directors to cast as many votes as equal the number of voting shares held, multiplied by the number of directors to be elected at the meeting. A stockholder may cast all his or her votes for one nominee in the class or distribute them among as many nominees in the class as he or she chooses. The three nominees having the highest number of votes will be elected as directors to serve a three-year term expiring in 2000.

Unless otherwise specified in the proxy, a proxy solicited by the Board of Directors will be voted for the three nominees set forth herein, or votes will be cumulated for any or all of the nominees, in such manner as the proxies, in their discretion may determine. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to a vote of the stockholders. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, those shares will not be considered as voted for the purpose of determining the approval of such matter.

                      OWNERSHIP OF THE COMPANY'S SECURITIES

Set forth below is certain information regarding the beneficial ownership of Common Stock of the Company as of March 1, 1997 by each director, each executive officer of the Company named in the Summary Compensation Table on page 6 of this Proxy Statement, and all directors and executive officers of the Company as a group.

                                 NUMBER OF SHARES                PERCENT OF
BENEFICIAL OWNER               BENEFICIALLY OWNED (1)(2)    OUTSTANDING SHARES
------------------             -------------------------    -------------------
Winslow H. Buxton                        6,000                     *
Howard J. Curler                       466,132 (3)                 *
Jeffrey H. Curler                      632,688 (4)                1.2%
Benjamin R. Field                      207,069                     *
Robert A. Greenkorn                     40,000                     *
Scott W. Johnson                       144,131                     *
Loring W. Knoblauch                      6,500                     *
Nancy Parsons McDonald                 303,988 (5)                 *
Robert F. Mlnarik                      315,210                     *
Edward N. Perry                         52,840                     *
John H. Roe                          1,359,597 (6)                2.5%
Winston R. Wallin                       22,000                     *
C. Angus Wurtele                        10,000                     *

All directors and executive
  officers as a group (15 persons)   3,821,234                     7.1%

------------------------------
*Less than one percent (1%)

(1) Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting and investment power with respect to such shares.
(2) Includes shares which the following persons have a right to acquire upon exercise of stock options pursuant to the 1987 Bemis Stock Option Plan and the 1994 Stock Incentive Plan as follows: Winslow H. Buxton (5,000 shares); Jeffrey H. Curler (174,363 shares); Benjamin R. Field (81,902 shares); Scott W. Johnson (91,902 shares); Loring W. Knoblauch (5,000 shares); Nancy Parsons McDonald (5,000 shares); Robert F. Mlnarik (174,363 shares); Edward
     N. Perry (5,000 shares); John H. Roe (373,853 shares); C. Angus Wurtele (5,000 shares); and all directors and executive officers as a group (1,024,883 shares). Also includes grants under the 1984 Bemis Stock Award Plan made subject to restrictions which have not as yet lapsed as follows: Jeffrey H. Curler (40,000 shares); Benjamin R. Field
     (10,000 shares); Scott W. Johnson (20,000 shares); Robert F. Mlnarik (40,000 shares); John H. Roe (80,000 shares); and all directors and executive officers as a group (210,000 shares). Also includes performance based restricted stock award grants under the 1994 Bemis Stock Incentive Plan which are dependent upon the Company achieving certain sales and earnings per share objectives as follows: Jeffrey H.
     Curler (14,506 shares); Benjamin R. Field (9,336 shares); Scott W. Johnson (9,336 shares); Robert F. Mlnarik (13,592 shares); John H. Roe
     (24,203 shares); and all directors and executive officers as a group (77,072 shares). Also includes shares held by the Trustee of the Bemis Investment Incentive Plan as follows: Howard J. Curler (20,314 shares); Jeffrey H. Curler (10,796 shares); Benjamin R. Field (10,242 shares); Scott
     W. Johnson (1,122 shares); Robert F. Mlnarik (5,379 shares); John H. Roe (13,736 shares); and all directors and executive officers as a group (72,079 shares).
(3) Includes 236,384 shares owned by Mr. Curler's wife in which he disclaims any beneficial interest.
(4)  Includes 134,500 shares in a trust of which Mr. Curler is a co-trustee.
(5) Includes 164,066 shares in trusts in which Mrs. McDonald has a beneficial interest.
(6) Includes 320,000 shares in a trust of which Mr. Roe is co-trustee, 73,795 shares owned by Mr. Roe's wife and 80,000 shares in a trust of which Mr. Roe's wife is a co-trustee in which he disclaims any beneficial interest. It does not include 8,712 shares in trusts for Mr. Roe's children in which he disclaims any beneficial interest.

                      INFORMATION WITH RESPECT TO DIRECTORS

Directors are divided into three classes elected on a staggered basis for terms of three years. The Company has nominated three persons to the class of directors to be elected at the meeting. Persons elected will hold office for a three-year term expiring in 2000 and will serve until their successors have been duly elected and qualified.

DIRECTOR NOMINEES FOR TERMS EXPIRING IN 2000

ROBERT A. GREENKORN, 68                                      Director Since 1984
Professor Greenkorn in 1995 became the R. Games Slayter Distinguished Professor of Chemical Engineering at Purdue University and Vice President of the Purdue University Research Foundation. He was previously Vice President for Research and Dean of the Graduate School at Purdue University, positions he held for more than the preceding five years. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

ROBERT F. MLNARIK, 56                                        Director Since 1992
Mr. Mlnarik is Vice Chairman of the Company, a position he has held since 1996. Since 1987 he has also served as Chief Executive Officer of Morgan Adhesive Company, a subsidiary of the Company. He is a member of the Executive and Finance Committee.

WINSLOW H. BUXTON, 57                                        Director Since 1993
Mr. Buxton is Chairman, President and Chief Executive Officer of Pentair, Inc., a diversified manufacturing company which sells general industrial equipment, and specialty products. He has been President and Chief Executive Officer since 1992 and Chairman since 1993. He was Chief Operating Officer from 1990 to 1992. He has been a Director of Pentair since 1990. He is Chair of the Compensation Committee and a member of the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

NANCY PARSONS McDONALD, 58                                   Director Since 1982
Mrs. McDonald is a director of Hillcrest Corporation, a position she has held for more than the last five years. She is Chair of the Community Relations Committee and a member of the Audit Committee and the Nominating Committee.

WINSTON R. WALLIN, 71                                        Director Since 1986
Mr. Wallin is Chairman Emeritus of Medtronic, Inc., a manufacturer of cardiac pacemakers and other medical devices. He was Chairman from 1986 to 1996, President from 1985 to 1989, and Chief Executive Officer from 1985 to 1991. He is also a director of SUPERVALU INC. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

JEFFREY H. CURLER, 46                                        Director Since 1992
Mr. Curler is President of the Company, a position he has held since 1996, and Chairman of the Curwood Group, a position he has held since 1995. From 1982 to 1995 he served as President of Curwood, Inc., a subsidiary of the Company. Mr. Curler is the son of Howard J. Curler and is a member of the Executive and Finance Committee.

C. ANGUS WURTELE, 62                                         Director Since 1994
Mr. Wurtele is Chairman of the Valspar Corporation, a manufacturer of paints and related coatings. He has held that position since 1973. In 1995, he retired as Chief Executive Officer of Valspar Corporation, a position he had held since 1973. Mr. Wurtele is also a Director of Donaldson Co., General Mills, Inc. and I.D.S. Mutual Funds Group. He is a member of the Compensation Committee, the Executive and Finance Committee and the Nominating Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

JOHN H. ROE, 57                                              Director Since 1978
Mr. Roe is Chairman, a position he has held since 1996, and Chief Executive Officer of the Company, a position he has held since 1990. He was President and Chief Operating Officer from 1987 to 1990 and Executive Vice President from 1982 to 1987. He is also a director of the Andersen Window Company. He is Chair of the Executive and Finance Committee.

EDWARD N. PERRY, 51                                          Director Since 1992
Mr. Perry has been engaged in the private practice of law in the Boston, Massachusetts area since 1982. He has been a partner at Perkins, Smith & Cohen, LLP since 1990. He is a member of the Audit Committee, the Community Relations Committee and the Nominating Committee.

LORING W. KNOBLAUCH, 55                                      Director Since 1993
Mr. Knoblauch is President - International of Hubbell Incorporated, which sells electrical products to the construction industry and electric power companies. He has held this position since 1994. From 1992 to 1994, Mr. Knoblauch was Vice President, Business Development International at Honeywell, Inc., a provider of control components, products, systems and services. From 1986 to 1992 he was President of Honeywell Asia Pacific based in Hong Kong. He is Chair of the Audit Committee and a member of the Nominating Committee.

COMPENSATION OF DIRECTORS

Each Director who is not an officer of the Company is paid an annual fee of $35,000. The chairs of the Committees of the Board receive an additional $2,500. Under the Company's Long Term Deferred Compensation Plan, directors may defer all, or a part of, their compensation. During 1996, three directors deferred receipt of all or a part of their compensation. Directors who are not officers of the Company and who have not been officers of the Company receive an option to purchase 5,000 shares of Common Stock of the Company at the time they become directors. Each such option is for ten years and is exercisable at the market price one year from the date of grant. Directors who are officers of the Company receive no compensation for service on the Board of Directors.

None of the Company's directors receives any additional fees or consultancy compensation of any kind for services to the Corporation, nor does any director receive any pension or retirement benefit for services rendered as a director.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held four meetings and passed resolutions by written action signed by all of the directors once during the year ended December 31, 1996. All directors attended at least seventy-five percent of board meetings and meetings of committees on which they served. The Board of Directors has an Executive and Finance Committee, an Audit Committee, a Community Relations Committee, a Compensation Committee and a Nominating Committee.

The Executive and Finance Committee did not meet in 1996. It has such powers as are delegated to it by the full Board and in addition reviews finance matters and makes recommendations thereon to the Board.

The Audit Committee held two meetings in 1996. It reviews the scope and procedures used in auditing the Company's books and reviews the Company's financial statements with management, the internal audit staff and independent auditors. It also recommends the engagement of independent auditors to the Board.

The Community Relations Committee held one meeting in 1996. It oversees the activities of the Bemis Foundation, including the appropriate level of corporate giving to the Foundation and the governance of, and dispositions by, the Foundation, and makes recommendations thereon to the Board.

The Compensation Committee held two meetings in 1996. It approves the compensation of the principal officers and also reviews management's recommendations on officer and key employee compensation, company-wide compensation structure, benefit plans and benefit awards.

The Nominating Committee held one meeting in 1996. It recommends nominees for election to the Board of Directors, reviews the performance of the highest ranking officer and other senior officers and recommends to the full Board a successor should the position of highest ranking officer become vacant. The Nominating Committee will consider names of nominees to the Board submitted by stockholders in writing addressed to the attention of the Nominating Committee at the executive offices of the Company in Minneapolis, Minnesota.

COMPLIANCE SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and changes in such ownership with the Securities Exchange Commission. To the Company's knowledge, based solely on a review of copies of forms submitted to the Company during and with respect to 1996 and on written representations from the Company's directors and executive officers, all required reports were filed on a timely basis during 1996.

                 CERTAIN RELATIONSHIPS AND CERTAIN TRANSACTIONS

During 1996, the Company's subsidiaries, Curwood, Inc. ("Curwood") and Milprint, Inc., purchased, at market competitive prices, approximately $4,606,000 of cores, pallets and miscellaneous packaging supplies from Centracor, Inc. ("Centracor"). Centracor also acts as a distributor for Curwood and in 1996 purchased $235,000 of product from Curwood. Centracor is owned by Michael Curler, son of Howard J. Curler and brother of Jeffrey H. Curler.

During 1996, the Company's subsidiaries, Curwood and Mankato Corporation, purchased, at market competitive prices, approximately $9,419,000 of rigid film, miscellaneous packaging supplies and laminator and rewinder time from Rexam Extrusions (formerly Pacur, Inc.), a subsidiary of Bowater P.L.C. Ron Johnson, son-in-law of Howard J. Curler and brother-in-law of Jeffrey H. Curler, is President of Rexam Extrusions.

During 1996, the Company's Packaging Machinery and Distributor Products Divisions purchased, at market competitive prices, approximately $109,000 of parts or assemblies from Quality Tool, Inc. which is owned by Bill Roe, brother of John H. Roe.

At the request of the Audit Committee, consisting entirely of outside directors, Price Waterhouse LLP conducted a review of the above transactions. Based on Price Waterhouse LLP's report, the Audit Committee determined that these transactions were at least as fair to the Company as if they had been consummated with non-related parties.

                             EXECUTIVE COMPENSATION

The following table shows and sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers during the last three years.


                           SUMMARY COMPENSATION TABLE


                                                ANNUAL                   LONG TERM COMPENSATION
                                                                         -----------------------
                                             COMPENSATION                 AWARDS         PAYOUTS
                                             ------------                -------         -------
                                                                 RESTRICTED                              ALL OTHER
NAME AND                                                            STOCK      STOCK       LTIP          COMPEN-
PRINCIPAL POSITION           YEAR          SALARY       BONUS(1)  AWARDS(2)   OPTIONS    PAYOUTS(2)      SATION(3)
-----------------------     ------        --------      -------- ----------   -------    ----------     ----------
John H. Roe                  1996         $525,000      $531,563     ---       81,777    $     ---         11,675
Chief Executive Officer      1995          450,000       540,000     ---          ---          ---         11,610
                             1994          425,000       574,056     ---       52,076          ---          9,956

Jeffrey H. Curler            1996          375,000       329,906     ---       45,432          ---          6,373
President                    1995          300,000       300,000     ---          ---          ---          5,913
                             1994          275,000       309,540     ---       28,391    1,164,400          4,560

Robert F. Mlnarik            1996          350,000       295,313     ---       45,432          ---         11,400
Vice Chairman                1995          300,000       300,000     ---          ---          ---          7,752
                             1994          275,000       309,540     ---       28,391    1,164,000          7,032

Scott W. Johnson             1996          255,000       202,247     ---       31,113          ---          4,933
Senior Vice President        1995          230,000       216,000     ---          ---          ---          4,628
                             1994          212,500       216,059     ---       20,791          ---          3,932

Benjamin R. Field            1996          255,000       202,247     ---       31,113          ---          9,407
Senior Vice President        1995          230,000       216,000     ---          ---          ---          8,602
                             1994          212,500       216,059     ---       20,791      485,000          7,565

------------------------------
(1) Includes for the years indicated performance bonuses earned pursuant to the Bemis Executive Incentive Plan. See "Report of the Compensation Committee" herein.
(2) Prior to 1996, the executive officers participated in a broadly based Restricted Stock Award Program which was not performance based. Grantees receive the stock upon the expiration of the restrictive period (usually six years). During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. As of December 31, 1996, the five named executive officers held the following number of restricted shares of Common Stock of the Company which at a closing market price on such date of $36.87 per share had the following total market value: John H. Roe 80,000 shares, $2,950,000; Jeffrey H. Curler 40,000 shares, $1,475,000; Robert F. Mlnarik 40,000 shares, $1,475,000; Scott W. Johnson 20,000 shares, $737,500; and
     Benjamin R. Field 10,000 shares, $368,750. As of the same date, 138 grantees (including the above named individuals) held an aggregate of 1,071,778 restricted shares of Common Stock with a total market value of $39,576,455. The five named executive officers also hold the performance based restricted stock awards described in "Long Term Incentive Plans-Awards in 1996" herein. See "Report of the Compensation Committee" herein.
(3) All other compensation for all named executive officers consists of life insurance premiums paid by the Company and the Company match on the Bemis Investment Incentive Plan, the Company's 401(k) plan, in the following respective amounts for 1996: John H. Roe $8,550 and $3,125; Robert F. Mlnarik $8,400 and $3,000; Jeffrey H. Curler $3,248 and $3,125; Scott W. Johnson $1,808 and $3,125; and Benjamin R. Field $6,323 and $3,085.

                                  STOCK OPTIONS

The following table summarizes option grants made during 1996 to the executive officers named in the Summary Compensation Table.

                              OPTION GRANTS IN 1996


                                                                                     POTENTIAL REALIZABLE VALUE AT
                                         PERCENT OF                                    ASSUMED ANNUAL RATES OF
                                            TOTAL                                       STOCK APPRECIATION FOR
                               OPTIONS     OPTIONS       EXERCISE       EXPIRATION         OPTION TERM(3)
                                                                                     ------------------------------
NAME                         GRANTED(1)   GRANTED(2)      PRICE           DATE             5%             10%
-----------------            ----------   ----------    --------       -----------   ------------    -----------
John H. Roe                   81,777         32%        $32.3125       2/22/2006     $  2,269,925    $ 5,178,733
Jeffrey H. Curler             45,432         18%         32.3125       2/22/2006        1,261,079      2,339,648
Robert F. Mlnarik             45,432         18%         32.3125       2/22/2006        1,261,079      2,339,648
Scott W. Johnson              31,113         12%         32.3125       2/22/2006          863,619      1,970,309
Benjamin R. Field             31,113         12%         32.3125       2/22/2006          863,619      1,970,309


(1) Options vest over the first three years of the ten-year option term. The options were granted at the fair market value of the shares subject to the option on the date of grant.
(2)  Reflects the percent of options granted to all employees during the year.
(3) Potential realized values shown above represent the potential gains based upon annual compound price appreciation of 5% and 10% from the date of grant through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

The following table shows the total number of unexercised options and the aggregate dollar value of the in-the-money unexercised options held by the executive officers named in the Summary Compensation Table as of December 31, 1996. No options were exercised during 1996.


                        AGGREGATED YEAR END OPTION VALUES


                                NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED IN-THE
                                 OPTIONS AT YEAR END               MONEY OPTIONS AT YEAR END(1)
                            -----------------------------        --------------------------------
                             PRESENTLY      NOT PRESENTLY         PRESENTLY         NOT PRESENTLY
NAME                        EXERCISABLE      EXERCISABLE         EXERCISABLE         EXERCISABLE
-----------------           -----------     -------------        -----------        ------------
John H. Roe                   374,718           99,135            $ 8,379,258         $ 602,100
Jeffrey H. Curler             119,288           55,075              2,590,041           405,417
Robert F. Mlnarik             119,288           55,075              2,448,201           334,497
Scott W. Johnson               53,862           38,040              1,060,307           233,302
Benjamin R. Field              43,862           38,040                727,493           233,302

------------------------------
(1) Value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at December 31, 1996 ($36.87 per share) and the exercise price of the options.

                    LONG TERM INCENTIVE PLANS- AWARDS IN 1996


                                                                                 ESTIMATED FUTURE PAYOUTS
                                                      PERFORMANCE OR                  UNDER NON-STOCK
                           NUMBER OF SHARES,         OTHER PERIOD UNTIL       PRICE-BASED PLANS (# OF SHARES)
                                                                             ---------------------------------
    NAME                UNITS OR OTHER RIGHTS      MATURATION OR PAYOUT      THRESHOLD(1)           MAXIMUM(1)
------------------      ---------------------      --------------------      ------------           ----------
John H. Roe                  13,963                     Six Years               6,982               13,963
Jeffrey H. Curler             7,754                     Six Years               3,877                7,754
Robert F. Mlnarik             7,754                     Six Years               3,877                7,754
Scott W. Johnson              5,313                     Six Years               2,657                5,313
Benjamin R. Field             5,313                     Six Years               2,657                5,313

------------------------------
(1) Grantees of performance based restricted stock awards under the 1994 Bemis Stock Incentive Plan ("Awards") are eligible to receive all of the shares upon the expiration of a six-year restrictive period assuming the Company's achievement of combined annualized sales and earnings per share growth over the six-year performance period. At a designated minimum percentage of combined annualized sales and earnings per share growth, grantees receive 50% of their Awards. Grantees receive an increasing pro rata share of their Awards for growth from the designated minimum percentage to the designated target percentage, at which point they receive 100% of their Awards. During the restrictive period, grantees receive payments equal to the dividends which would have been paid if the underlying stock had been distributed. See "Report of the Compensation Committee" herein.


                   REPORT OF THE BOARD COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of non-employee directors and is responsible for establishing compensation policies and setting the total compensation for all executive officers, including the five most highly compensated officers named in the accompanying tables. For several years, the Committee has utilized the services of the firm of Towers Perrin as consultants on executive compensation, compensation policies and programs. The following report describes the Company's executive compensation philosophy and programs and discusses the factors considered by the Committee in determining the Compensation of the Company's Chief Executive Officer and the other executive officers for 1996.

PHILOSOPHY

The Company seeks to attract, retain and motivate a top quality, experienced, performance-oriented senior management team. The officer compensation program is designed to help in meeting this important objective.

The guiding principles of the Company's officer compensation program are:

* Create a strong and direct link between officer compensation and the Company's financial and stock performance.

* Provide a fair and competitive base salary, with a bonus opportunity tied to the Company's annual financial performance. Annual bonus awards will vary significantly in relation to changes in financial performance and compensate the officers, as a group, with premium pay for superior financial results, and below average pay for below average financial results. Bonus awards, at target levels of performance, are competitive.

* Create a significant and meaningful long term incentive tied to the Company's long term growth, financial success, and return to shareholders. Incentives will vest over a sufficiently long period of time to retain management and encourage long range planning.

PROGRAM COMPONENTS

During the past several years, the Committee has utilized the services of the firm of Towers Perrin as consultants on executive compensation to conduct a comprehensive review of the Company's executive compensation philosophy and programs. As part of their review, Towers Perrin initially presented and has annually updated, information on executive base salaries, bonus and long term compensation programs of Fortune 500 manufacturing companies which Towers Perrin and the Committee deemed to be comparable to the Company. Factors which the Committee believed to be determinative in selecting comparison companies include size, type of business and geographic location. The Committee felt that this group of comparison companies was preferable to the peer index companies used in the total return performance graph in the Proxy statement because the peer index companies had such a large range in sales volume ($200,000,000 to over $6,000,000,000 in 1995) that an executive compensation comparison using those companies would be inappropriate. On the basis of this analysis, the Committee made certain adjustments in both salary and long term compensation in 1995.

The target total cash compensation (salary plus bonus) for executive officers, including the Chief Executive Officer, was left at the fiftieth percentile of equivalent positions for the comparison companies. The annual bonus opportunity for the Chief Executive Officer at the required level of performance was left at sixty percent of salary. For 1996, the required level of performance was set at an eight percent improvement in earnings per share over 1995. The Committee feels this bonus opportunity was competitive. For other executive officers, the bonus opportunity at target performance was left at ranges from forty to fifty percent of salary except for Mr. Curler, whose bonus opportunity at target was increased from 50% to 54% when he was promoted to President of the Company. Superior performance results in premium bonus awards, and substandard performance results in bonus and total cash compensation below target. The Committee believes this approach appropriately aligns executive officer motivation with the interests of shareholders. The total cash compensation in 1996 for all executive officers was consistent with this philosophy.

The Committee's study of comparative companies in 1995 reinforced its commitment to provide incentives for management to seek long term growth for the Company. Accordingly, in 1995 the Committee decided that a combination of stock options and performance-based restricted stock awards afforded a balanced long term opportunity for the executive officers, including the Chief Executive Officer. Thus, the Committee decided to grant stock options to executive officers every three years and performance-based restricted stock awards annually. During 1995, no stock options or restricted stock awards were granted. On February 22, 1996, the Committee granted Mr. Roe a stock option to purchase 81,777 shares of Common Stock. On the same date, the Committee granted Mr. Roe six-year performance-based restricted stock awards for up to 13,963 shares of Common Stock. Receipt of all of the shares is conditioned upon the Company achieving a performance target based on six year annualized sales and earnings per share growth. Also on the same date, the other executive officers received lesser grants of both stock options and performance based restricted stock awards on the same terms as did Mr. Roe. See "Summary Compensation" and "Stock Options" herein.

The Omnibus Budget Reconciliation Act of 1993 (OBRA), imposes a $1,000,000 cap on deductibility of executive compensation. The Committee feels that the performance-based bonus program for executive officers results in appropriate levels of executive compensation at various performance levels by the Company. To ensure deductibility to the Company when exceptional corporate performance results in large bonus payments, the Committee recommends adoption by the shareholders of the Bemis Executive Officer Performance Plan (the "Plan") discussed in detail elsewhere in this proxy statement. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, as amended. Initially, only the Chief Executive Officer will participate in the Plan. All other executive officers will continue to be eligible for bonuses pursuant to the Company's existing bonus plan described above.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Roe's base salary was increased effective January 1, 1997 to $565,000 from $525,000, which was his salary throughout 1996. Mr. Roe received a bonus of $532,000 in February 1997 with respect to 1996. This amount was consistent with the bonus formula set by the Committee at the beginning of the year and was a direct result of the Company improving its earnings per share 13.5% over 1995. The Committee feels that the bonus compensation to Mr. Roe and the other executive officers was appropriate considering the Company's performance in 1996.

THE COMPENSATION COMMITTEE

     Winslow Buxton, Chair
     Winston Wallin
     C. Angus Wurtele


                              BEMIS RETIREMENT PLAN

The Bemis Retirement Plan (the "Retirement Plan") is a noncontributory defined benefit plan with a social security offset which provides benefits determined primarily by final average salary and years of service. The following table shows estimated annual retirement benefits under the Retirement Plan which would be payable at age sixty-five as a straight life annuity. If an employee's benefits are reduced pursuant to Internal Revenue Code limitations, the Bemis Company, Inc. Supplemental Retirement Plan provides that the Company will make a direct payment to that individual in a lump sum amount equal to the amount of the reduction or provide benefits over time equivalent to those otherwise payable under the Retirement Plan but for the Internal Revenue Code limitations. The benefits shown in the table below include these additional payments and do not reflect the statutory limitations.


                               PENSION PLAN TABLE




                                    YEARS OF CREDITED SERVICE AT NORMAL RETIREMENT DATE
                                ------------------------------------------------------------
          FINAL AVERAGE                                                              30 AND
             SALARY                 15               20             25                ABOVE
          -------------         --------         --------       ---------          --------
            200,000               46,000           61,000          77,000            92,000
            300,000               71,000           95,000         118,000           142,000
            400,000               96,000          128,000         160,000           192,000
            500,000              121,000          161,000         202,000           242,000
            600,000              146,000          195,000         243,000           292,000
            700,000              171,000          228,000         285,000           342,000
            800,000              196,000          261,000         327,000           392,000
            900,000              221,000          295,000         368,000           442,000
          1,000,000              246,000          328,000         410,000           492,000
          1,100,000              271,000          361,000         452,000           542,000
          1,200,000              296,000          395,000         493,000           592,000

Compensation covered by the Retirement Plan for purposes of calculating final average salary includes salary and bonus amounts stated on the Summary Compensation Table. The estimated credited years of service for each of the named executive officers are as follows: John H. Roe 32 years; Robert F. Mlnarik 25 years; Jeffrey H. Curler 22 years; Scott W. Johnson 18 years; and Benjamin R. Field 33 years.


                               PROPOSAL TO APPROVE
                     THE RESTATED ARTICLES OF INCORPORATION

On February 6, 1997, the Board of Directors approved amendments to the Company's Restated Articles of Incorporation (the "Articles") and the restatement of such Articles and directed that the amended and restated

Articles (the "Restatement") be submitted to a vote of the stockholders at the meeting. The Restatement provides for an increase in the authorized capital stock of the Company from 125,000,000 shares to 250,000,000 shares of which 248,000,000 would be Common Stock and 2,000,000 would be Series Preferred Stock. The Restatement also eliminates references to the First Preferred Stock and clarifies certain provisions relating to the designation of Series Preferred Stock by the Board of Directors. The Restatement also eliminates or modifies provisions no longer necessary or applicable to the Company and makes certain other technical changes, including correction of references to the Company's registered agent and clarification of the number of directors. The Restatement also modifies the Company's authorized business activities to provide that the Company may engage in any lawful business activity. The full text of the Restatement is set forth in Exhibit A to this proxy statement and the description of the Restatement, and the purpose therefore, is qualified in its entirety by the text of the Restatement.

CHANGES TO AUTHORIZED CAPITAL STOCK

The Restatement authorizes a total of 248,000,000 shares of Common Stock and 2,000,000 shares of Series Preferred stock, up from 123,800,000 and 1,200,000 shares in the current Articles, respectively. Of the 1,200,000 shares of Series Preferred Stock authorized under the current Articles, 200,000 shares are designated as First Preferred Stock, $100 par value, which are being eliminated by the Restatement. The Board of Directors considers it desirable to have additional authorized shares of capital stock available to the Company for possible future stock offerings, acquisitions, stock options, stock dividends or stock splits and for other general corporate purposes. Authorization of additional shares of capital stock will allow the Board of Directors to move promptly to issue additional shares, if appropriate opportunities should arise, without the delay and expense of calling a special meeting of stockholders.

The Company has no current plans, arrangements or understandings regarding the issuance of any of the additional shares of capital stock for which authorization is sought, and there are no negotiations pending with respect to the issuance thereof for any purpose. If the increase in the authorized number of shares of capital stock is approved by the stockholders, the additional shares may be issued at such time and on such terms and conditions as the Board of Directors may determine without further approval by the stockholders. Stockholders do not have preemptive rights with respect to the current authorized capital stock.

Stockholders should be aware that the increase in the Company's authorized capital stock could have an antitakeover effect since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company. The proposed increase has not, however, been proposed for an antitakeover-related purpose, and the Board of Directors has no current knowledge of any current efforts by a third party to effect a change in control of the Company.

The Restatement eliminates all references to First Preferred Stock, $100 par value, a previously designated Series Preferred Stock which has no shares outstanding. The Restatement also clarifies certain provisions relating to the designation of the Series Preferred Stock by the Board of Directors.

OTHER CHANGES

Other than the increase in authorized capital stock and changes to the terms of the undesignated Series Preferred Stock, the recommended changes make no substantive changes to the Articles.

VOTING REQUIREMENTS

The affirmative vote of holders of a majority of the outstanding shares of Common Stock will be required for approval of the Restatement. The Board of Directors unanimously recommends a vote for approval of the Restatement.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE RESTATEMENT.

                   PROPOSAL TO APPROVE THE BEMIS COMPANY, INC.
                     1997 EXECUTIVE OFFICER PERFORMANCE PLAN

On October 31, 1996, the Board of Directors adopted the Bemis Company, Inc. 1997 Executive Officer Performance Plan (the "Plan") and directed that the Plan be submitted to a vote of the shareholder at the meeting. The full text of the Plan is set forth in Exhibit B to this proxy statement and the following description of the Plan is qualified in its entirety by the text of the Plan.

The Plan is an annual bonus plan designed to provide certain designated executive officers of the Company with incentive compensation based upon achievement of preestablished performance goals. The Plan is designed to comply with Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), which denies deductions for compensation in excess of $1,000,000 paid by the Company to the Chief Executive Officer and each of the four other most highly compensated executive officers, except to the extent such compensation was performance-based and approved by the shareholders of the Company.

The Plan will be administered by the Compensation Committee (the "Committee"). The Committee will select Plan participants from among the executive officers of the Company (currently 7 persons) who will be eligible to receive cash awards under the Plan (collectively, "Awards"). Currently, the Chairman and Chief Executive Officer is the only approved participant under the Plan. No Plan participants have received Awards as of the date hereof. The Plan provides that participants will be entitled to receive an Award of bonus compensation based on the attainment of performance targets selected by the Committee. The performance targets will consist of one or any combination of two or more of net earnings; earnings before income taxes; earnings before interest and income taxes; earnings per share; sales growth; return on invested capital; return on sales; return on equity; economic value added; and/or total shareholder return. Any targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance. The maximum individual Award under the Plan for any Performance Period shall not exceed the lesser of 200% of the Participant's annual base salary or $1,500,000.

The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the participant's position or duties with the Company or any subsidiary during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount to the Award to any other Participant. The Board of Directors may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and the terms and provisions of any Award theretofore awarded to any participant which has not been paid. No Award may be granted during any suspension of the Plan or after its termination. Any such amendment is subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. The Plan became effective as of January 1, 1997, subject to approval of the shareholder at the meeting. Since amounts payable under the Plan will be based on fiscal 1997 performance and will be contingent on the right of the Committee to exercise negative discretion to reduce the amount of the final payments, such amounts are therefore not determinable at the present time. The Committee believes that, upon approval of the Plan by the shareholders and certification by Committee that performance goals and any other material terms have been satisfied, compensation under the Plan will be tax deductible. The approval of the Plan by the shareholders and the previously mentioned certification by the Committee will be conditions to the receipt by participants of any payments under the Plan.

VOTING REQUIREMENTS

The affirmative vote of holders of a majority of the outstanding shares of Common Stock will be required for approval of the Plan. The Board of Directors unanimously recommends a vote for approval of the Plan.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 1997 EXECUTIVE OFFICER PERFORMANCE PLAN.

                                PERFORMANCE GRAPH

The following graph shows the cumulative total return to holders of the Common Stock of the Company for the last five years. The graph also shows the cumulative total return of the Standard & Poor's 500 Stock Index and an index of a group of peer companies against whom the Company competes and against whose performance the Company is often compared by financial analysts. The total return to stockholders of those companies comprising the peer group are weighted according to their stock market capitalization. The companies in the current peer group are: Avery Dennison Corporation; Ball Corporation; Crown Cork & Seal Company, Inc.; Sealed Air Corporation; Sealright Co., Inc.; Stone Container Corporation; and Union Camp Corporation. James River Corporation, which was included in this peer group in prior years, has been omitted because it sold its flexible packaging operations in 1996 and is no longer deemed an appropriate peer company. The graph assumes the investment of $100 in each group on January 1, 1992 and the reinvestment of all dividends when and as paid.



                            TOTAL SHAREHOLDER RETURNS


                                    [graph]


     --------------------------------------------------------------------------------------
                                                 Year Ended December 31
                          -----------------------------------------------------------------
                          1991        1992        1993         1994       1995        1996
     --------------------------------------------------------------------------------------
     Bemis Company         100       124.91      120.04       124.79     136.35      200.64
     --------------------------------------------------------------------------------------
     S&P 500               100       107.62      118.46       120.03     165.13      203.05
     --------------------------------------------------------------------------------------
     Peer Group            100       106.82      107.09       114.62     132.02      162.23
     --------------------------------------------------------------------------------------

                             APPOINTMENT OF AUDITORS

A further purpose of the meeting is to vote upon the ratification of the appointment of independent auditors for the year ending December 31, 1997.
While neither Missouri law, the Company's Restated Articles of Incorporation nor the Company's Bylaws require submission to the stockholders of the question of appointment of auditors, it has been the policy of the Company's Board of Directors since 1968 to submit the matter for stockholder consideration in recognition that the basic responsibility of the auditors is to the stockholders and the investing public. Therefore, the Audit Committee of the Board of Directors recommends stockholder ratification of the appointment of Price Waterhouse LLP, which has served as independent public auditor for the Company for more than sixty years. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Audit Committee. A representative of Price Waterhouse LLP will be present at the meeting, with the opportunity to make a statement and to respond to questions.

Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Price Waterhouse LLP unless stockholders specify otherwise in their proxies.


                             STOCKHOLDER SUBMISSIONS

All stockholder proposals to be presented at the next annual meeting of the stockholders to be held in 1998 and to be included in the proxy statement and form of proxy relating thereto must be received by the Company not later than December 1, 1997.

The Board of Directors is not aware of any other matters to be presented to the meeting. However, if any matter other than those referred to above should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                                   By Order of the Board of Directors

                                   /s/ Scott W. Johnson

                                   Scott W. Johnson, Secretary

                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               BEMIS COMPANY, INC.


          1.   The name of the corporation shall be Bemis Company, Inc.

          2. The registered office of this corporation is located at 906 Olive Street, St. Louis, Missouri 63101. The registered agent at such address is C T Corporation System.

          3. The number of shares that this Company shall have the authority to issue shall be two hundred fifty million (250,000,000) shares divided into two (2) classes of which two hundred forty-eight million (248,000,000) shares shall be Common Stock, $.10 par value per share. Two million (2,000,000) shares shall be Series Preferred Stock, $1.00 par value per share.

          4. The preferences, qualifications, limitations, restrictions, and special or relative rights of the classes of stock of the corporation are as follows:

               (a) AUTHORIZED SERIES OF SERIES PREFERRED STOCK - The Series Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Series Preferred Stock, with such distinctive serial designations as shall be stated and expressed herein or in resolution or resolutions providing for the issuance of such stock from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series the Board of Directors is expressly authorized to fix (i) the annual dividend rate for such series, the dividend payment dates and the dates from which dividends on all shares of such series issued prior to the record date for the first dividend shall be cumulative;
                    (ii) the redemption price or prices and the terms of redemption for such series; (iii) the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the corporation, and the terms and conditions of such conversions; (iv) the maximum number of shares of each such series issuable; (v) the amount of stated capital for the shares of such series; (vi) the amount payable on shares of such series in the event of any dissolution, liquidation or winding up of the affairs of this corporation, which shall not be greater than the designated stated capital for such series; (vii) the voting powers, full or limited, if any, for such series; and
                    (viii) any other preferences, limitations and relative rights which are not inconsistent with the provisions of this Article.

                    Any shares of the Series Preferred Stock of any one series may be different from the shares of any or all other series if so determined by the Board of Directors, except as provided in this Article.

                    If and whenever, from time to time, the Board of Directors shall determine to issue Series Preferred Stock of any series not then established, it shall, prior to the issuance of any such series, cause provisions with respect to such series to be set forth in a certificate signed and verified by the President or a Vice President, and countersigned by the Secretary or an Assistant Secretary of the corporation, which certificate shall be filed with the Secretary of State of Missouri, and otherwise dealt with as in the case of Articles of Incorporation under the laws of the State of Missouri.

               (b) DIVIDENDS - The holders of Series Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative cash dividends in the case of each series at the annual rate for such series theretofore fixed by the Board of Directors as hereinabove provided, and no more, payable on such dates as shall be fixed for such series and such dividends shall be cumulative, in the case of all shares of each particular series, from such date or dates as the Board of Directors shall determine.

                    Unpaid dividends with respect to Series Preferred Stock shall not bear interest but shall be a charge against the net earnings of the corporation.

                    The holders of Common Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors, out of any funds legally available therefor. However, no dividends shall be declared or paid on any shares of Common Stock unless and until all dividends on the Series Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or a sum sufficient for the payment thereof set apart.

               (c) REDEMPTION - If so set forth in the applicable resolution of the Board of Directors as hereinabove provided, the corporation may at such time as set forth in the applicable resolution, at the option of the Board of Directors, expressed by resolution, call for retirement or purchase the whole or any part of the Series Preferred Stock at the time outstanding, or the whole or any part of any series thereof, upon thirty (30) days' written notice to the holders thereof, by paying or providing for the payment in cash of the redemption price or the respective redemption prices theretofore fixed by the Board of Directors as hereinabove provided. If less than all of the shares of the Series Preferred Stock, or the shares of any particular series thereof, at the time outstanding are retired, the Board of Directors shall determine the manner in which the stock to be retired is to be selected.

               (d) LIQUIDATION - Upon any liquidation or dissolution of the corporation, whether voluntary or otherwise, before any distribution or payment shall be made to the holders of Common Stock, the holders of Series Preferred Stock shall be entitled to receive the amount of stated capital fixed by the Board of Directors on their respective series as hereinabove provided, or such liquidation preference as the Board of Directors shall have fixed with regard to their respective series as hereinabove provided, whichever shall be the lesser amount, plus all accumulated unpaid dividends thereon. If and when there shall have been paid to the holders of Series Preferred Stock upon such liquidation or dissolution, the full liquidation preference, stated capital or par value, as the case may be, of such shares, together with accumulated unpaid dividends thereon, then the remaining assets shall be divided equally per share among the then holders of Common Stock of the corporation at the time outstanding.

               (e) VOTING RIGHTS - Each share of Common Stock shall be entitled to one vote on any and all matters presented to the stockholders of the corporation for their consideration. Each share of Series Preferred Stock shall be entitled to such voting powers, full or limited, as expressly provided by the Board of Directors as hereinabove set forth. The holders of any series of Series Preferred Stock shall not have any right to vote their shares as a class unless such right is expressly provided by the Board of Directors as hereinabove set forth or otherwise required by law. All shares of the Series Preferred Stock ($1 par value) of any one series shall have identical voting rights with each other in all respects.

               (f) PRE-EMPTIVE RIGHTS - No holder of shares of any class shall be entitled, as such holder, as a matter of right, to subscribe for or purchase any part of any issue of stock or of securities of the corporation convertible into stock, of any class whatsoever, whether now or hereafter authorized.

          5. The names and places of residence of the several original shareholders of the Company, and the number of shares subscribed by each, are as follows:

               Judson M. Bemis, Colorado Springs, Colorado       2,380 shares
               Stephen A. Bemis, St. Louis, Missouri               100 shares
               J. G. Marriott, St. Louis, Missouri                  10 shares
               Chester Simmons, Minneapolis, Minnesota              10 shares
               Alice C. Bemis, Colorado Springs, Colorado        1,000 shares

          6. The number of directors of this corporation shall be fixed by, or in the manner provided in, the By-Laws, and any changes shall be reported to the Secretary of State of the State of Missouri within thirty (30) days of such change.

          7.   The duration of said corporation shall be perpetual.

          8. The purposes of this corporation shall be to conduct or engage in any lawful business activity within or outside of the United States which, in the judgment of the Board of Directors, will be of benefit to this corporation and to do any and all things necessary and proper for the carrying out of any such activity.

          9. The Board of Directors of this corporation shall have power to make, alter, amend or repeal By-Laws of the corporation, not inconsistent with the Articles of Incorporation of the corporation or with the laws of the State of Missouri, for the administration and regulation of the affairs of the corporation, but By-Laws made by the Board of Directors may be altered or repealed by the stockholders.

          10. (a) Whether or not a vote of stockholders is otherwise required, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) of the corporation shall be required for the approval or authorization of any "Business Transaction" (as hereinafter defined) with a "Related Person" (as hereinafter defined) or any Business Transaction in which a Related Person has an interest (except proportionately as a stockholder of the corporation); provided, however, that such 80 percent voting requirement shall not be applicable if:

               (i) The "Continuing Directors" (as hereinafter defined) of the corporation by a majority vote have expressly approved the Business Transaction; or

               (ii) The Business Transaction is a merger of consolidation, on sale of all or substantially all of the assets of the corporation, and the cash, or fair market value of the property, securities or other consideration to be received (as hereinafter defined) per share by holders of Common Stock of the corporation (other than the Related Person) in the Business Transaction is an amount at least equal to the "Highest Purchase Price" (as hereinafter defined).

          (b)  For the purpose of this Article 10:

               (i) The term "Business Transaction" shall mean (A) any merger or consolidation involving the corporation or a subsidiary of the corporation, (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets of the corporation or a subsidiary of the corporation, (C) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (D) the issuance, sale, exchange, transfer or other disposition of any securities of the corporation or a subsidiary of the corporation by the corporation or a subsidiary of the corporation, (E) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of a Related Person, (F) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (G) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Transaction.

               (ii) The term "Related Person" shall mean and include (A) any individual, corporation, association, partnership or other person or entity which, together with its Affiliates and Associates (both as hereinafter defined), "beneficially owns" (as defined on March 1, 1983 in Rule 13d-3 under the Securities Exchange Act of 1934 and in subparagraph (b)(vii) hereof) in the aggregate 20 percent or more of the outstanding Voting Stock of the corporation, and (B) any Affiliate or Association (other than the corporation or a wholly-owned subsidiary of the corporation) of any such individual, corporation, partnership or other person or entity. Two or more persons or entities acting as a syndicate or group, or otherwise, for the purpose of acquiring, holding or disposing of Voting Stock of the corporation shall be deemed a "person".

               (iii) The term "Highest Purchase Price" shall mean the highest amount of consideration paid by the Related Person for a share of Common Stock of the corporation at any time while such person or entity was a Related Person or in the transaction which resulted in such person or entity becoming a Related Person; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of Common Stock of the corporation, or the declaration of a stock dividend thereon, between the last date upon which the Related Person paid the Highest Purchase Price and the effective date of the merger or consolidation or the date of distribution to stockholders of the corporation of the proceeds from the sale of all or substantially all of the assets of the corporation.

               (iv) The term "Affiliate", used to indicate a relationship with a specified person or entity, shall mean a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

               (v) The term "Associate", used to indicate a relationship with a specified person or entity, shall mean (A) any entity of which such specified person or entity is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (B) any trust or other estate in which such specified person or entity has a substantial beneficial interest or as to which such specified person or entity serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the corporation or any of its subsidiaries, and (D) any person who is a director or officer of such specified entity or any of its parents or subsidiaries (other than the corporation or a wholly-owned subsidiary of the corporation).

               (vi) The term "Substantial Part" shall mean 20 percent or more of the fair market value of the total assets of the person or entity in question, as reflected on the most recent balance sheet of such person or entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

               (vii) Any shares of capital stock of the corporation that a Related Person has the right to acquire pursuant to any agreement, contract, arrangement or understanding, or upon exercise of any conversion right, warrant or option, or otherwise, shall be deemed beneficially owned by the Related Person.

               (viii) For the purposes of subparagraph (a)(ii) hereof, the term "other consideration to be received" shall include without limitation Common Stock of the corporation retained by its existing stockholders other than the Related Person referred to in such subparagraph in the event of a Business Transaction in which the corporation is the surviving corporation.

               (ix) The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered as one class, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

               (x) The term "Continuing Director" shall mean a director who was a member of the Board of Directors of the corporation on March 1, 1983; provided that any person becoming a director subsequent to March 1, 1983 whose election, or nomination for election by the corporation's stockholders, was approved by a vote of at least a majority of the Continuing Directors shall be considered as though he or she were a director on March 1, 1983.

          (c) For the purposes of this Article 10, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of Voting Stock that any person or entity beneficially owns, (ii) whether a person or entity is an Affiliate or Associate of another, (iii) whether a person or entity has an agreement, contract, arrangement or understanding with another as to the matters referred to in subparagraph (b)(i)(G) or (b)(vii) hereof, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part, (v) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a stockholder of the corporation), and (vi) such other matters with respect to which a determination is required under this
Article 10.

          (d) The provisions set forth in this Article 10, including this paragraph (d), may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the corporation.

                                                                       EXHIBIT B

                               BEMIS COMPANY, INC.
                     1997 EXECUTIVE OFFICER PERFORMANCE PLAN

     1. PURPOSE. The purpose of the Bemis Company, Inc. 1997 Executive Officer Performance Plan (the "Plan") is to provide incentives to the executive officers of Bemis Company, Inc. (the "Company") to produce a superior return to the shareholders of the Company and to encourage such executive officers to remain in the employ of the Company. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Code, as amended (the "Code").

     2.   DEFINITIONS.

        2.1 The terms defined in this section are used (and capitalized) elsewhere in the Plan.

          a.   "Award" means an award payable to a Participant pursuant to
     Section 4 hereof.

          b.   "Board" means the Board of Directors of the Company.

          c. "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan.

          d.   "Effective Date" means the date specified in Section 5.

          e. "Eligible Employees" means any executive officer of the Company as defined under the Exchange Act.

          f. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          g. "Participant" means an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

          h. "Performance Period" means the Company's fiscal year (January 1 to December 31), or such shorter or longer period designated by the Committee, performance during all or part of which determined a Participant's entitlement to receive payment of an Award.


        2.2 GENDER AND NUMBER. Except when otherwise indicated by context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

     3.   ADMINISTRATION.

        3.1 AUTHORITY OF COMMITTEE. The Committee shall administer the Plan. The Committee's interpretation of the Plan and of any Awards made under the Plan shall be final and binding on all persons with an interest therein. The Committee shall have the power to establish rules to administer the Plan and to change such rules.

        3.2 INDEMNIFICATION. To the full extent permitted by law, (i) no member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Committee shall be entitled to indemnification by the Company with regard to such actions.

     4.   AWARDS.

        4.1 ALLOCATION OF AWARDS. Within 90 days following the commencement of each Performance Period, the Committee may select such Eligible Employees as it deems appropriate for participation in the Plan. Eligible Employees selected for participation will be entitled to receive an award of bonus compensation based on the attainment of performance targets selected by the Committee in writing and consisting of one or any combination of two or more of net earnings; earnings before income taxes; earnings before interest and income taxes; earnings per share; sales growth; return on invested capital; return on sales; return on equity; economic value added; and/or total shareholder return. Any such targets may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance.

        4.2 MAXIMUM AMOUNT OF AWARDS. The maximum individual Award pursuant to this Plan for any fiscal year shall not exceed the lesser of 200% of the Participant's annual base salary or $1,500,000.

        4.3 ADJUSTMENTS. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate an Award payable to any Participant for any reason, including changes in the position or duties of any Participant with the Company or any subsidiary of the Company during the Performance Period, whether due to any termination of employment (including death, disability, retirement, or termination with or without cause) or otherwise. No reduction in an Award made to any Participant shall increase the amount of the Award to any other Participant.

        4.4 PAYMENT OF AWARDS. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the performance targets were attained and the Awards payable to Participants. Each Participant shall receive payment in cash of his Award as soon as practicable following the determination in respect thereof made pursuant to this Section 4.4.

     5. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective as of January 1, 1997; provided that the Plan is approved and ratified by the shareholders of the Company at a meeting thereof held no later than May 31, 1997. The Plan shall remain in effect until it has been terminated pursuant to
Section 8.

     6. RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any subsidiary of the Company or affect any right which the Company or any subsidiary of the Company may have to terminate the employment of a Participant with or without cause.

     7. TAX WITHHOLDING. The Company shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.

     8. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award theretofore awarded to any Participant which has not been paid. Amendments are subject to approval of the shareholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.

     9. UNFUNDED PLAN. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.

     10. OTHER BENEFIT AND COMPENSATION PROGRAMS. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board to adopt such other incentive arrangements as it may deem necessary. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any subsidiary of the Company unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of the competitive cash compensation.

     11. GOVERNING LAW. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.

BEMIS COMPANY, INC.                                          THIS PROXY IS SOLICITED ON
222 SOUTH 9TH STREET, SUITE 2300                             BEHALF OF THE BOARD OF DIRECTORS
MINNEAPOLIS, MN 55402                     PROXY              The  undersigned hereby appoints Benjamin R. Field and Scott W. Johnson
---------------------------                                  as Proxies, each with  the power to appoint  his substitute and  hereby authorizes  them to represent  and to vote, and  in their discretion to cumulate votes for any or all of the nominees for election as directors
                                                             (other than for any nominees as to whom authority to vote is withheld), as designated below,  all the shares  of stock of  Bemis Company,  Inc.
                                                             held  of record  by the  undersigned on March  14, 1997,  at the Annual
                                                             Meeting of Stockholders to be held on May 1, 1997.

1.    To elect three directors        / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
      for a term of three years.          (EXCEPT AS MARKED TO THE CONTRARY BELOW)       to vote for all nominees listed below
                                    Robert A. Greenkorn, Robert F. Mlnarik, Winslow H. Buxton
                             (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                     WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
---------------------------------------------------------------------------------------------------------------------------------
2.    To amend and restate the Restated Articles of Incorporation.
/ / FOR                                  / / AGAINST                                  / / ABSTAIN
3.    To approve the Bemis Company, Inc. 1997 Executive Officer Performance Plan.
/ / FOR                                  / / AGAINST                                  / / ABSTAIN
4.    To vote upon ratification of the appointment of Price Waterhouse LLP as independent auditors of the Company.
/ / FOR                                  / / AGAINST                                  / / ABSTAIN

                          (continued on reverse side)

5.  To transact such other business as may properly come before the meeting.

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    Only stockholders of record at the close of business on March 14, 1997 will be entitled to receive notice of and to vote at the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.

                                   Please sign exactly as name appears on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign corporate name in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                   DATED: ---------------------------------,
                                   1997

                                   ---------------------------------------------
                                   Signature

                                   ---------------------------------------------
                                   Signature if held jointly

                                   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.